Exhibit 10.2

Evelo Biosciences, Inc.

Amendment No. 2 to Consulting Agreement

This Amendment to that certain Consulting Agreement dated as of September 16, 2019 (as previously amended, the “Agreement”) is entered into by and between Evelo Biosciences, Inc., a Delaware corporation with a place of business located at 620 Memorial Drive, Cambridge, Massachusetts 02139, USA (the “Company”), and David Epstein, an individual residing at [***] (the “Consultant”).

WHEREAS, the Company and the Consultant desire to modify and extend the term of the Agreement to enable to Consultant to continue to provide services to the Company:

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties agree as follows:

1.     Term. Section 2 of the Agreement is amended and restated in its entirety to read as follows:

“This Agreement shall commence on September 16, 2019 and shall continue until and through June 30, 2022, unless sooner terminated in accordance with the provisions of Section 4 herein (such period, as it may be extended, being referred to as the “Consultation Period”).”

2.    Compensation. A new Section 3.1A is added to the Agreement immediately after Section 3.1 of the Agreement and shall read as follows:

“3.1 Adjusted Consulting Fees. Effective on June 30, 2021, and subject to approval by the Board of     Directors (the “Board”) of the Company, the Company shall award to the Consultant a number of Restricted Stock Units (as defined in the Company’s 2018 Incentive Award Plan, “RSUs”) having an aggregate grant date fair value equal to approximately $525,000, as determined by the Board in its discretion based on a ten-day trailing average of the closing price of a share of the Company’s common stock on the Nasdaq Global Select Market. The RSUs shall be granted under and shall be subject to the terms and provisions of the Company’s 2018 Incentive Award Plan (the “Plan”) and shall be granted subject to a restricted stock unit agreement. The RSUs shall vest in 12 substantially equal monthly installments following June 30, 2021, such that the RSUs shall be fully vested on June 30, 2022, subject to the Consultant continuing to provide Services to the Company pursuant to this Agreement through each such vesting date. Unless the Board otherwise determines, any portion of the RSUs which is unvested at the time of the termination of this Agreement shall be immediately forfeited upon such termination and shall not thereafter become vested. The RSUs shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Plan), to the extent outstanding at such time. The provisions of Section 3.1 above shall cease to operate as of June 30, 2021 and thereafter the Consultant’s sole compensation (other than previously granted and then outstanding stock options) for his services as a consultant to the Company shall be as set forth in this Section 3.1A.”

3.    No Other Changes. Except as expressly modified by this Amendment No. 2, all provisions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date written below.

	David R. Epstein		Evelo Biosciences, Inc.

By:	/s/ David R. Epstein	By:	/s/ Balkrishan “Simba” Gill
Balkrishan “Simba” Gill, Ph.D.
	Dated: April 9, 2021		President & Chief Executive Officer

Dated: April 9, 2021